Exhibit 16.1

July 16, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We have read the statements made by ROHN Industries, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K as part of the Company’s Form 8-K report dated July 9, 2003.  We agree with the statements concerning our Firm in such Form 8-K, however, we are not in a position to agree or disagree with the last sentence of the subparagraph describing the reportable event.

Very truly yours,

/s/ PricewaterhouseCoopers LLP